Exhibit 99.1

Contact:

Name:  John Moreira or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                       April 28, 2011

NSTAR Reports First Quarter Results for 2011

Boston, MA -- NSTAR (NYSE: NST) today reported earnings attributable to common shareholders of $56.4 million, or $0.54 per common share, for the first quarter of 2011, compared to $59.7 million, or $0.56 per share reported for the same period in 2010.  The current quarter includes a net charge of $4.8 million, or $0.05 per share, for costs associated with the pending merger with Northeast Utilities.  Excluding these costs, earnings were $61.2 million, or $0.59 per share, compared to $59.7 million, or $0.56 per share, reported for the same period in 2010.

The company also reported earnings attributable to common shareholders for the twelve-month period ended March 31, 2011 of $3.35 per share compared to $2.35 per share for the same period in 2010.  The current twelve-month period includes $10.8 million, or $0.10 per share, for the merger-related costs, a one-time gain of $110.2 million, or $1.06 per share, associated with the sale of NSTAR’s district energy operations in June 2010 and a one-time charge of $20.5 million, or $0.20 per share, related to an income tax settlement with the Internal Revenue Service in September 2010.  Excluding these items, earnings were $270.7 million, or $2.59 per share, for the current twelve-month period compared to $251.9 million, or $2.35 per share, for the same period in 2010.

Chairman, President and Chief Executive Officer Thomas J. May said, “We are off to a good start in 2011 on several fronts.  Our pending merger with Northeast Utilities received overwhelming support from the shareholders of each company.  In March, the Massachusetts Department of Public Utilities implemented a new “net benefits” standard for reviewing the merger.  In early April, we made a filing with the Department highlighting not only the potential savings the merger would provide for customers of all jurisdictions but also noting the environmental benefits the merger will produce with respect to Massachusetts emissions reductions, global climate change policies and the Massachusetts Green Communities Act.  While the transaction still requires various state and federal regulatory approvals, we expect to complete the merger later this year.”

“From a financial perspective, our earnings from operations for the first quarter improved as both electric and gas sales were up compared to last year,” said May.

The current quarter increase in earnings of $0.03 before merger-related costs reflects increases in gas and electric sales of 11% and 3%, respectively.  These sales increases for the quarter reflect colder weather conditions compared to last year as heating degree-days in the region increased 12%.  In addition to the impact of positive weather conditions, the sales increase reflects improving economic conditions.  Other factors that had an impact on earnings for the quarter are summarized in the table on the following page.

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A reconciliation of first quarter results is as follows:

Reported EPS – Q1 2010		$0.56
Increase in electric sales	$0.04
Increase in gas sales	0.03
Increase in transmission revenue	0.02
Decrease in interest costs	0.03
Decrease in common shares outstanding	0.02
Telecommunications operations	0.01	0.15

Increase in operations and maintenance	(0.04)
Increase in depreciation, amortization and property taxes	(0.03)
Absence of earnings from discontinued operations	(0.05)	(0.12)
EPS before merger-related costs		0.59

Merger-related costs, net		(0.05)
Reported EPS – Q1 2011		$0.54

Comparative unaudited results for the first quarter and twelve-month periods were as follows:

	Three months ended March 31:
Financial Data (in thousands, except per share data)	2011	2010	% Change
Operating revenues from continuing operations	$792,698	$767,468	3.3%

Net income from continuing operations (excluding merger- related costs)	$61,698	$54,922	12.3%
Income from discontinued operations, net of tax (1)	-	5,286
Less: Preferred stock dividends of subsidiary	490	490
Net income before merger-related costs	61,208	59,718	2.5%
Merger-related costs, net (2)	(4,797)	-
Net income attributable to common shareholders	$56,411	$59,718	(5.5)%

Weighted average number of common shares - diluted	103,975	107,030	(2.9)%

Earnings per diluted common share:
Continuing operations (excluding merger-related costs)	$0.59	$0.51	15.7%
Discontinued operations (1)	-	0.05
EPS before merger-related costs	0.59	0.56	5.4%
Merger-related costs, net (2)	(0.05)	-
Total earnings per diluted common share	$0.54	$0.56	(3.6)%
Dividends paid per common share	$0.425	$0.40	6.3%
(1)	Relates to the sale of NSTAR’s district energy operations completed on June 1, 2010.
(2)	Relates to costs associated with the pending merger with Northeast Utilities announced on October 18, 2010.

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	Twelve Months ended March 31:
Financial Data (in thousands, except per share data)	2011	2010	% Change
Operating revenues from continuing operations	$2,942,151	$2,913,147	1.0%

Net income from continuing operations (excluding merger- related costs)	$271,258	$243,778	11.3%
Income from discontinued operations, net of tax (1)	1,430	10,112	(85.9)%
Less: Preferred stock dividends of subsidiary	1,960	1,960
Net income before merger-related costs and one-time items	270,728	251,930	7.5%
Merger-related costs, net (2)	(10,774)	-
Tax settlement, net (3)	(20,551)	-
Gain on sale of discontinued operations, net (1)	110,239	-
Net income attributable to common shareholders	$349,642	$251,930	38.8%

Weighted average number of common shares - diluted	104,470	106,999	(2.4)%

Earnings per diluted common share:
Continuing operations	$2.58	$2.26	14.2%
Discontinued operations (1)	0.01	0.09	(88.9)%
EPS before merger-related costs and one-time items	2.59	2.35	10.2%
Merger-related costs, net (2)	(0.10)	-
Tax settlement, net (3)	(0.20)	-
Gain on sale of discontinued operations, net (1)	1.06	-
Total earnings per diluted common share	$3.35	$2.35	42.6%
Dividends paid per common share	$1.625	$1.525	6.6%
(1)	Relates to NSTAR’s district energy operations. The sale was completed on June 1, 2010 and resulted in a one-time gain that is net of transaction costs and income taxes associated with the sale.
(2)	Relates to costs associated with the pending merger with Northeast Utilities announced on October 18, 2010.
(3)	Relates to a one-time charge associated with an income tax settlement recorded in the third quarter of 2010.

More detailed financial information will be provided in NSTAR’s Quarterly Report on Form 10-Q that is expected to be filed with the Securities and Exchange Commission on or about May 5, 2011.

2011 Guidance

The company is maintaining its 2011 earnings guidance range of between $2.60 and $2.75 per share on a stand-alone basis.  This range excludes merger-related costs.

First Quarter Conference Call

NSTAR is holding a conference call to discuss its first quarter 2011 financial results on Friday, April 29, 2011 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website – www.nstar.com – by selecting “Investor Relations” then “Webcast.”  A replay of the call will be archived on our website in the Investor Relations section under “Financial Information” and then “Webcast Archives.”

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  For more information, go to www.nstar.com.

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Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; adverse economic conditions; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies, and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damage from major storms; impact of conservation measures and self-generation by our customers; changes in financial accounting and reporting standards; changes in hazardous waste site conditions and the cleanup technology; prices and availability of operating supplies; impact of terrorist acts and cyber-attacks; impact of service quality performance measures; impact of the expected timing and likelihood of completion of the pending merger with Northeast Utilities, which could be adversely affected by, among other things (i) the timing and conditions of any required governmental and regulatory approvals, (ii) litigation brought in connection with the pending merger, (iii) the ability to maintain relationships with customers, employees or suppliers as well as the ability to successfully integrate the businesses and (iv) the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.  You are advised, however, to consult any further disclosures we make in our filings to the Securities and Exchange Commission.  Other factors, in addition to those listed here, could also adversely affect NSTAR.

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